Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-262667 and 333-262668) on Form S-3 and in the registration statements (Nos. 333-264302 and 333-270706) on Form S-8 of our report dated March 29, 2024, with respect to the consolidated financial statements of Cepton, Inc.

/s/ KPMG LLP
Santa Clara, California
March 29, 2024